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                                                                  EXHIBIT 21.1


                        MARINE DRILLING COMPANIES, INC.

                         SUBSIDIARIES AND PARTNERSHIPS

                               DECEMBER 31, 1995


                                       PLACE OF
                                     INCORPORATION                                    OWNERSHIP
SUBSIDIARY/PARTNERSHIP                OR DOMICILE               OWNER                 PERCENTAGE
----------------------               -------------              -----                 ----------
Marine Drilling Management Company     Delaware     Marine Drilling Companies, Inc.       100%
Marine Drilling International, Inc.    Delaware     Marine Drilling Management Company    100%
Keyes Holding Corporation              Delaware     Marine Drilling Companies, Inc.       100%